Vystar Corporation 8-K/A

Exhibit 10.1

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) made this 30th day of September, 2016, by and between Vystar Corporation, a Georgia corporation, having its mailing address at 2480 Briarcliff Rd., #6, Suite 159, Atlanta Georgia 30329 (the “Company”), and NHS Holdings, LLC, a Massachusetts limited liability company, having its principal office at 101 Aylesbury Road, Worcester, Massachusetts 01609 (the “Distributor”).

Recitals

WHEREAS, Vystar owns and licenses its intellectual property to processors of Natural Rubber Latex (“NRL”) with Vytex NRL (the “Licensed Technology”);

WHEREAS, such processors sell the NRL with the Licensed Technology to manufacturers (the “Licensed Technology Manufacturers”) of finished parts and components of home furnishing goods (the “Goods”) using the Licensed Technology; and

WHEREAS, Distributor desires to purchase the Goods from the Licensed Technology Manufacturers for sale to manufacturers (the “Distributor’s Manufacturers”) who will assemble and package and further manufacture the Goods as part of its own manufacturing process, such as King Koil, Spring Air, Ashley and similar companies, into foam furniture, bedding products and other household furnishings (the “Products”);

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement the parties agree as follows

1.

Appointment and Acceptance.

(a)

Company and Distributor acknowledge and agree that upon execution of this Agreement by both parties hereto, the prior Distribution Agreement between the parties hereto (or their subsidiary) dated January 20, 2015 shall terminate and be of no further force or effect.

(b)

Company hereby appoints Distributor and Distributor accepts such appointment, as the exclusive worldwide Distributor for the Goods in the home furnishing industry and as the non-exclusive Distributor worldwide for goods in any other industry utilizing the Licensed Technology, on the terms and conditions hereinafter set forth herein, with a right to sublicense any rights hereunder. Upon Distributor’s interest in entering into a new product distribution category, Distributor shall provide notice to Company, and shall have ninety (90) days to provide contract documentation of a sublicense or manufacturing agreement, and upon which Distributor shall have exclusive rights with respect to such customer in the same manner as other Goods under this Agreement. Assuming that such sublicense or manufacturing agreement is consummated, products under such agreements shall be considered “Goods” for all purposes of this Agreement. Such Products may be sold under Company’s name or on an OEM basis. Distributor shall be an exclusive Distributor for the Goods with respect to any of the Distributor’s Manufacturers.

(c)

All Goods with Licensed Technology purchased by or sold by Distributor during the term of this Agreement shall be purchased or sold under and subject to the terms of this Agreement.

(d)

Company hereby appoints William R. Doyle as its designee with respect to all matters related to this Agreement. Distributor hereby appoints Steven Rotman or Greg Rotman, as its designee with respect to all matters related to this Agreement. Company shall be permitted to rely on either of Steven Rotman or Richard Rotman on any logistical matters under this Agreement. In the event of resignation, termination of employment, death or disability of either such designee, each party shall appoint a substitute designee within 30 days of such event.

(e)

Subject to the terms and conditions of this Agreement, Company grants to Distributor a license to use Company’s trademarks set forth on Schedule 1 hereto for use anywhere, including on Distributor’s website, solely in connection with Distributor’s permitted marketing of the Goods or the Products; provided that such use is in accordance with such usage guidelines as Company may make available to Distributor from time to time, and that all uses must reference Company as the owner of the Trademarks. Distributor’s rights under this paragraph 5(e) shall terminate immediately upon any expiration or termination of this Agreement. Distributor agrees that its use of the trademarks shall not create in its favor any right, title or interest therein and acknowledges Company’s exclusive right, title and interest in the trademarks. The Company shall promptly redesign its website to redirect all users who desire to purchase or manufacture Goods (including as a new Licensed Manufacturer) to a standalone URL controlled and designed by Distributor, which website would offer information to consumers and manufacturers related to Goods using the Licensed Technology. The Company and Distributor agree that the domain name for the redirected website would be vytex.com.

(f)

Company shall cause the manufacturers of NRL with Vytex NRL to sell such NRL to the Licensed Technology Manufacturers. Distributor will purchase the Goods from the Licensed Technology Manufacturers and resell them to the Distributor’s Manufacturers during the term of this Agreement. Company and Distributor shall consult with one another regarding pricing and product development, and make industry introductions as reasonably available. Company and Distributor shall also facilitate introductions for marketing development and marketing purposes.

2.

Commissions.

(a)

On or before ten (10) business days from the date of this Agreement, Distributor shall make a payment of Thirteen Thousand Five Hundred Dollars ($13,500) for exclusive licensing rights, and an additional payment of Fifteen Thousand Dollars ($15,000) for exclusive licensing rights no later than January 15, 2017, for a total payment of Twenty-Eight Thousand Five Hundred Dollars ($28,500) in licensing fees.

(b)

Within 45 days after receipt of Goods by a Licensed Technology Manufacturer, Distributor shall make commission payments to Company in the amount of seven (7%) percent of the cost of the Goods, provided that Distributor shall not be required to pay, and shall retain, the initial Twenty-Five Thousand Dollars ($25,000) as startup costs.

(c)

In order to facilitate an accurate accounting of the cost of Goods purchased by Distributor, Distributor shall cause each Licensed Technology Manufacturer to promptly provide Company with a true and correct copy of the Bill of Lading of any Goods shipped by such Licensed Technology Manufacturer, together with a detailed description of the cost of all such Goods paid by, or to be paid, by Distributor to such Licensed Technology Manufacturer(s).

(d)

If Distributor sublicenses any of its rights under this Agreement, Distributor shall pay one-third of all license royalties paid to Distributor to Company within ten (10) days of receipt by Distributor.

(e)

Distributor shall pay and collect all taxes related to sales to its customers.

(f)

Company may authorize Distributor to sell Products under any other name owned by Distributor or licensed to Distributor on an OEM basis, it being understood that such brand name shall be not be owned by Company. In such event, Distributor represents and warrants that the branding with respect to the Products offered for sale and sold shall comply with all applicable laws and regulations and procedures. Samples shall be excluded from any commission payments as they will be deducted from total income prior to determining such commissions.

3.

Conduct of Business.

(a)

Distributor shall maintain a sales office and shall use commercially reasonable efforts and devote such time as may be reasonably necessary to sell and promote the sale of the Products. Distributor shall develop at its expense all marketing materials with the cooperation of Company in the form of printed, audio and/or video-recorded materials, including, but not limited to, any printed text, pictures, or videotaped footage, that contain the Licensed Technology, Company’s name, Vytex®NRL, trademark logo or service marks, photograph or Company’s name, photograph, voice recording, videotaped image and or likeness, signature or biographical information, any statements, opinions and comments regarding Company or the Products (collectively referred to as ‘‘Materials’’). Commissions that Vystar charges the Licensed Technology Manufacturers on Vytex NRL may not be increased for any Licensed Technology Manufacturers who are selling to Distributor or have sold to Distributor for the prior 24 months.

(b)

Distributor will conduct all of its business in its own name or the Vytex brand, website and in such manner it may see fit. Distributor will pay all expenses and shall be responsible for the expenses of its employees.

(c)

Distributor is and shall act as an independent contractor. Distributor, its agents and employees are not the representatives of Company for any purpose, and they have no power to represent, act for, bind or otherwise create or assume any obligation on behalf of Company for any purpose whatsoever.

(d)

The Designees shall meet at least quarterly to discuss business operations.

(e)

Each of the parties shall maintain accurate and complete records relating to its activities under the Agreement sufficient for the other party to determine compliance with the provisions of the Agreement, and shall retain such records for a period of three years after the calendar year in which such activities related. Each of the parties shall have the right (not more than once per calendar year), on its own or using an independent auditor or agent, upon ten (10) days’ prior written notice to the other party, to inspect, during normal business hours, other party’s records to verify compliance by the other party with the terms of the Agreement. The parties agree to cooperate with each other in any such inspection. All costs of such audit shall be borne by the inspecting party; provided, however, that if any such audit reveals any material underpayment by such other party, the costs of such audit shall be borne by such other party.

(f)

On October 1, 2016, Distributor shall provide Company with projections of orders of Goods for the quarter ending December 31, 2016, subject to monthly adjustments (“Projections”). Beginning on October 1, 2016, and continuing on the first day of January, April and July of each calendar year thereafter, Distributor shall provide Company with Projections for the succeeding quarter, subject to monthly adjustments (“Projections”). For clarity, on October 1, 2016, Distributor will provide Projections for the calendar quarters beginning on October 1, 2016, and January 1, 2017. The parties agree to cooperate with one another to avoid having a deficiency in the supply of Vytex NRL necessary to fulfill orders from Distributor for the manufacturing of Goods. Distributor acknowledges and agrees that it has knowledge of and understands the supply chain for the Goods from tree to finished Goods including the seasonality applicable to the availability of NRL.

4.

Limit of Remedy. In no event shall either party be liable for any consequential or special damages of any kind or nature whatsoever, including but not limited to lost profits arising from or in any way connected with this Agreement or items sold hereunder, whether alleged to arise from breach of contract, express or implied warranty, or in tort, including without limitation, negligence, failure to warn or strict liability.

5.

Proprietary Information.

(a)

Distributor acknowledges that the processes used by Company to develop and produce the Products or any other items involve confidential information and data of substantial value to Company, which value would be impaired if said information and data were disclosed to third parties. Therefore, Distributor agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any confidential information and data revealed by Company. Company acknowledges that the processes used by Distributor to carry out this Agreement involve confidential information and data of substantial value to Distributor, which value would be impaired if said information and data were disclosed to third parties. Therefore, Company agrees that it shall not use in any way for its own account or the account of any third party, nor disclose to any third party, any confidential information and data revealed by Distributor.

(b)

Company shall have no liability for infringement of any patents, trademarks, copyrights, trade dress, trade secrets or similar rights except as provided in this Paragraph 5(b). Company will defend and indemnify Distributor, its manager, members, officers, affiliates, successors and assigns against allegations of infringement of U.S. patents, U.S. trademarks, copyrights, trade dress and trade secrets (hereinafter “Intellectual Property Rights”) by the Products. Company will defend at its expense and will pay the cost of any settlement or damages awarded in any action brought against Distributor, its manager, members, officers, affiliates, successors and assigns based on an allegation that an item sold pursuant to this contract infringes the Intellectual Property Rights of a third party. Distributor shall notify Company within sixty (60) days after Distributor becomes aware of such allegations of infringement. Company shall have sole control over the defense of any allegations or actions including all negotiations for settlement or compromise, and Company shall receive all reasonable help and cooperation from Distributor. If Products sold hereunder are subject to a claim that it infringes the Intellectual Property Rights of a third party, Company may, at its sole expense and option, procure for Distributor the right to continue using said item, replace or modify said item so as to make it non-infringing, or offer to accept return of said item, and return the purchase price less a reasonable allowance for depreciation. The foregoing provisions of this Paragraph 5(b) shall constitute Company’s sole and exclusive liability and Distributor’s sole and exclusive remedy for infringement of Intellectual Property Rights.

6.

Termination.

(a)

Unless sooner terminated as set forth in Paragraph 6(b) or 6(c) below, this Agreement will remain in force and shall be perpetual unless the Distributor provides notice in writing at least thirty (30) days prior to terminate the Agreement.

(b)

Notwithstanding subparagraph (a) above, in the event that any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against Distributor, or any voluntary or involuntary proceeding in any court or tribunal shall be instituted to declare Distributor insolvent or unable to pay its debts, then Company may immediately terminate this Agreement by giving Distributor or Company, as the case may be, notice in writing to such effect. In the event of the bankruptcy or dissolution of Company, Distributor shall continue to have the licenses and other rights set forth herein, and Distributor shall have all rights, licenses in and access to the Licensed Technology to be able to carry out distribution services hereunder.

(c)

Either party may terminate this Agreement upon the uncured material breach of the other party, provided that such other party shall have been given prior written notice of breach and an opportunity to cure for a period of at least 45 days. Such material breach shall include but not be limited to Distributor’s failure to pay any financial obligation due under this Agreement on a timely basis.

(d)

Any termination of this Agreement shall not affect either party’s obligations under paragraphs 2, 4, 5, 6, 7, 8 and 9.

(e)

Distributor shall have a reasonable sell off period of six (6) months after termination to sell any existing Products after which Company shall purchase all such remaining Goods for Distributor’s cost or at Company’s sole discretion otherwise grant Distributor an extension of time to permit Distributor to continue to sell the Products.

7.

Notices. Any notice required or permitted by this Agreement shall be sufficient if delivered personally, by facsimile or if sent by either party to the other by email or overnight delivery, post prepaid, addressed to the other party, either at the address or the email address set forth below:

If to Company:

William R. Doyle
Chairman, CEO and President
Vystar Corporation
2480 Briarcliff Rd., #6
Suite 159
Atlanta, GA 30329
wdoyle@vytex.com

With a copy to:

Gerald L. Baxter
Greenberg Traurig, LLP
Suite 2500
3333 Piedmont Rd.
Atlanta, GA 30305
baxterg@gtlaw.com

If to Distributor:

Steven Rotman
NHS Holdings, LLC
101 Aylesbury Road
Worcester, MA 01609
srotman111@gmail.com

With a copy to:

Michael A. Refolo
Mirick O’Connell
100 Front St.
Worcester, MA 01608-1477
mrefolo@mirickoconnell.com

8.

Governing Law/Entire Agreement.

(a)

This Agreement shall be construed and the legal relations between the parties hereto determined in accordance with the laws of the Commonwealth of Massachusetts as a contract to be performed in the Commonwealth of Massachusetts. The terms and conditions set forth herein, together with any amendments, modifications and any different terms or conditions expressly accepted by an officer of Company and Distributor in writing, shall constitute the entire Agreement concerning the items sold, and there are no oral or other representations or agreements which pertain thereto.

(b)

Each of the parties acknowledges that it has entered into this Agreement in the Commonwealth of Massachusetts, and agrees that all actions or proceedings arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement shall, be litigated only in federal and state courts located in the Commonwealth of Massachusetts and Company: (a) consents and submits to the in personam jurisdiction of any state or federal court located within the Commonwealth of Massachusetts; (b) waives any right to transfer or change the venue of litigation brought against Company; and (c) acknowledges that it has appointed a registered agent, of which it will notify Distributor, to receive service of process in the Commonwealth of Massachusetts and that Distributor may serve Company by written notice to the extent permitted by law and that service of process upon the registered agent, or by mail if allowed by law, shall be binding upon Company.

9.

General.

(a)

The waiver of one breach or default hereunder shall not constitute the waiver of any subsequent breach or default. This Agreement may be executed in one or more counterparts, by facsimile or by original signature.

(b)

Should any of the provisions of this contract be invalid, such invalidity will not affect the validity of the remaining provisions. The parties agree that they will replace any invalid provision with a valid provision that comes closest to the economic effect of the invalid provision.

(c)

No party shall assign this Agreement or any rights hereunder without the prior written consent of the other party, provided that Distributor is authorized to appoint any sub-distributor or representative for the sale of the Products. Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto and their heirs, personal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as an instrument under seal under the laws of the Commonwealth of Massachusetts as of the day and year first above written.

Distributor

NHS HOLDINGS, LLC

By:
Steven Rotman
Manager

Company

VYSTAR CORPORATION

By:
William R. Doyle
Chairman, CEO and President

Schedule 1

MARKS

Vystar®

Vytex®

Created by Nature. Recreated by Science®

Attached is the Vytex® Natural Rubber Latex Trademark Style Guide